DeGolyer and MacNaughton
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244
Telephone
(214) 368-6391
Fax
(214) 369-4061
WWW.DEMAC.COM
December 18, 2025

California Resources Corporation
1 World Trade Center, Suite 1500
Long Beach, California 90831
Ladies and Gentlemen:
We hereby consent to the use of information from, and the inclusion of, our report of third party dated January 3, 2025, containing our opinion of the proved reserves and future net revenue, as of December 31, 2024, of Berry Corporation (bry) (our “Letter Report”) by incorporation by reference into (1) the Form S-3 of California Resources Corporation (File No. 333-281267), (2) the Form S-8 of California Resources Corporation (File No. 333-252736) and (3) the Form S-8 of California Resources Corporation (File No. 333-264766). We further consent to this consent being filed as an exhibit to this Current Report on Form 8-K.

Very truly yours,
/s/ DeGolyer and MacNaughton
DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716